AMENDMENT NO. 1 TO PURCHASE AGREEMENT

      THIS AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this "Amendment") dated as of December 12, 1995, is by and among PREFERRED NETWORKS, INC., a Delaware corporation (the "Company") and each of the Persons listed as a Purchaser on the signature pages to this Amendment (referred to herein collectively as the "Purchasers" and individually as a "Purchaser").

                                    RECITALS:

      WHEREAS, the Company and the Purchasers have entered into a Purchase Agreement dated as of June 21, 1995 (the "Purchase Agreement") with respect to the acquisitions by the Purchasers of shares of Series B Convertible Preferred Stock of the Corporation;

      WHEREAS, the Company and the Purchasers desire to amend the Purchase Agreement in certain respects as provided herein.

                             STATEMENT OF AMENDMENT:

      NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Defined Terms. Capitalized terms not defined in this Agreement are used as defined in the Purchase Agreement.

      2. Deletion of Certain Provisions. The following provisions of the Purchase Agreement, and references thereto, shall be deleted from the Purchase Agreement upon completion of the "Qualified Senior Public Offering" currently contemplated by the Company, as such term is defined in the Company's Certificate of Incorporation as the same may hereafter be amended (the "Certificate of Incorporation"), and all references to a "Qualified Public Offering" as defined in the Purchase Agreement shall be deemed to be references to a "Qualified Senior Public Offering" as defined in the Certificate of
Incorporation:

            (a) Section 3A (delivery of financial information), except to the extent necessary for each SBIC Holder to comply with applicable law;

            (b)   Section 3C (attendance at board meetings);

            (c)   Section 3D (restrictions);

            (d)   Section 3E (affirmative covenants);

            (e)   Section 3F (underlying common stock and warrant covenants);
and

            (f)   Section 3K (public disclosure).

      3. Public Disclosures. Notwithstanding the provisions of Section 3K of the Purchase Agreement, the Purchasers may be listed as stockholders in any registration statements or report filed with the Securities and Exchange Commission or any state securities commission and the transactions with the Purchasers contemplated by the Purchase Agreement may be described therein without prior review or approval by the Purchasers.

      4. FCC Matters. The Company hereby represents that on December 11, 1995, it filed an application with the FCC to obtain FCC Approval as contemplated by Section 3M(i) of the Purchase Agreement. Section 3M(i) of the Purchase Agreement (requiring FCC approval by September 30, 1995) is hereby deleted from the Purchase Agreement, and the Purchasers hereby waive any rights they have arising out of the failure of the Company to have complied previously with Section 3M(i) on a timely basis.

      5. General. Except as hereby amended, all the terms and provisions of the Purchase Agreement shall continue in full force and effect.

      6. Counterparts. This Amendment may be executed by each party upon a separate copy, and in such case one counterpart of this Amendment shall consist of enough of such copies to reflect the signatures of all of the parties. This Amendment may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same amendment. Any party may deliver an executed copy of this Amendment by facsimile transmission to the other parties and such delivery shall have the same force and effect as delivery of a manually signed copy of this Amendment.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.